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                                                                      Exhibit 99

                    WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                               SEPTEMBER 30, 1996

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended September 30, 1996:

          Net Income                                                $ 58,000
          Add:   Depreciation charged to income not
                 affecting cash available for distribution            12,000
                 Minimum lease payments received, net of interest
                 income earned, on leases accounted for under the
                 financing method                                      9,000
                 Prepaid rent                                        (21,000)

          Less:  Cash to reserves                                    (58,000)
                                                                    --------
                 Cash Available for Distribution              $      0
                                                                    ========

     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 1996:


Entity Receiving                        Form of
 Compensation                        Compensation                        Amount
 ------------               ---------------------------------------      ------

 Winthrop
 Management                 Property Management Fees                    $ 1,000

 WFC Realty Co., Inc.
(Initial Limited Partner)   Interest in Cash Available for              $    23
       Distribution

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